Exhibit 99.1

Contact: Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE
Lennar Announces the Retirement of Jonathan Jaffe, Co-CEO and President

MIAMI, November 14, 2025 – Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today announced that Lennar Co-Chief Executive Officer and President Jon Jaffe will retire effective December 31, 2025, following a distinguished 42-year career with the Company, and he will also step down from his role as a Director of the Board of the Company. After Mr. Jaffe’s retirement, Stuart Miller will continue to serve as Executive Chairman and serve as Chief Executive Officer of Lennar, with no plans to replace Mr. Jaffe’s role.
Mr. Jaffe joined Lennar in 1983 as an assistant superintendent in Tampa, and through decades of hard work, unwavering commitment, and numerous value-add successes, rose through the organization to become Co-CEO and President. Throughout his tenure, Mr. Jaffe exemplified a relentless focus on operational excellence and execution, guiding Lennar through defining moments and driving its national expansion, notably in California. His leadership was instrumental in integrating landmark acquisitions across the country, and in steering the Company through challenges from Hurricane Andrew to the Great Recession with resilience and strength.
“Jon has been a driving force behind Lennar’s success,” said Mr. Miller. “His dedication, work ethic, and operational focus have provided mentorship and shaped our company into what it is today. Throughout his tenure, Jon has been a true warrior for Lennar and a trusted partner to me and to many across the business. Jon’s retirement and its timing reflect the need for Lennar to remake our organizational and cost structure to enable us to build more affordable and attainable homes. As we continue to evolve—embracing technology, driving efficiency, and positioning for the future—Jon’s legacy will serve as both foundation and inspiration for Lennar’s ongoing transformation.”
Mr. Jaffe added: “It has been a privilege and a passion to spend more than 40 years at Lennar, working with such talented and dedicated people to help build this organization into one of the nation’s leading homebuilders. I’m proud of all we’ve accomplished together and grateful for the opportunity to have played a part in that success. With today’s market realities, my retirement allows Lennar to streamline leadership at the top and continue creating efficiencies in our management structure to promote affordability. Though I’m departing an active role in the company, I’ve never been more excited about Lennar’s future.”
This transition sets the stage for the Company’s next phase – a strategic evolution into a leaner, more efficient, technology-driven enterprise focused on building a healthier housing market and helping more families achieve the dream of homeownership.
About Lennar Corporation
Lennar Corporation, founded in 1954, is one of the nation's leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar's Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar's homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.